[COVANSYS LOGO]

                     COVANSYS TO BECOME PRIMARY PROVIDER OF
           OUTSOURCED IT SERVICES TO FIDELITY NATIONAL FINANCIAL, INC.

      FIVE-YEAR AGREEMENT TO GENERATE ANTICIPATED REVENUES OF $150 MILLION;
                  FNF TO PURCHASE 29% EQUITY STAKE IN COVANSYS

FARMINGTON HILLS, MI, April 27, 2004 -- Covansys Corporation (NASDAQ: CVNS), a leading global provider of strategic outsourcing and integration services, today announced that its Board of Directors has unanimously approved a long-term Master Services Agreement ("MSA") and a Stock Purchase Agreement ("SPA") with the Fidelity Information Services, Inc. subsidiary of Fidelity National Financial, Inc. ("FNF") (NYSE: FNF), one of the world's largest providers of information-based technology solutions and processing services to financial institutions and the real estate industry. The MSA will make Covansys the primary strategic provider of outsourced IT services to FNF.

The strategic alliance with FNF, which is expected to generate an anticipated $150 million in revenues over the next five years, combines Covansys' leading position in strategic outsourcing and integration services, including its high quality, cost-effective offshore service capabilities in India, with FNF's deep experience serving financial institutions and the real estate industry with information-based technology solutions and processing services.

MASTER SERVICES AGREEMENT
Covansys expects to realize a number of significant financial and strategic benefits as a result of its multi-year MSA with FNF including:

         - The generation of an income stream that is expected to increase Covansys' annual revenues by over five percent by 2005 and to be significantly accretive to the company's earnings per share on a fully diluted basis by 2005;
         - The opportunity to substantially strengthen and enhance Covansys' existing expertise in the Financial Services sector, which accounted for approximately 23 percent of the company's fourth quarter 2003 revenues;
         - The ability to add additional scale to the company's unparalleled client support capabilities in India, where Covansys employed as of December 31, 2003 more than 2,500 billable professionals at development centers in Chennai, Mumbai and Bangalore, two of which carry CMM(R) Level 5 quality ratings; and
         - The opportunity, given FNF's position as a leading-edge provider of mortgage and banking services, to develop innovative information technology outsourcing solutions for its clients that will establish the benchmark for best practices in the financial services sector.






                                     -more-

"We are excited about entering into what we believe will be a highly successful and mutually rewarding relationship with FNF," said Covansys Founder and Co-Chairman of the Board Raj Vattikuti. "Our partnership firmly establishes Covansys' global reputation as both a leader and an influencer in the increasingly competitive and growing offshore outsourcing space. FNF's selection of Covansys as its primary provider in this area is testament to our capabilities in servicing the financial services vertical and to our fourteen-year track record of offshore success. This relationship will build on these achievements by immediately enhancing our ability to help leading financial services companies realize substantial productivity and efficiency gains through our innovative information technology solutions."

Martin C. Clague, President and Chief Executive Officer of Covansys, added, "This strategic partnership with FNF gives Covansys a unique opportunity to develop innovative, full-service solutions that integrate technology, services and processes for many of the biggest names in the financial services industry. As a result, we can significantly accelerate our penetration of this sector."

"This is an important strategic investment for FNF," said William P. Foley, II, Chairman and Chief Executive Officer of FNF. "Prior to this investment, FNF's global outsourcing activities consisted of project-based, contractual relationships with several offshore service providers. While the absolute cost savings in offshore outsourcing are compelling, we have been searching for a strategic partnership that not only optimizes our technology delivery efforts from a cost, quality and time-to market perspective, but also improves our competitive advantages in generating incremental revenue from our financial institution customer base. With this significant investment in Covansys and our representation on the Board of Directors, we have found an outstanding U.S. based IT services partner with well established operations in India that allows FNF to accomplish these objectives."

FNF STOCK PURCHASE AGREEMENT
Under the terms of its SPA with FNF, Covansys will issue FNF approximately 8.7 million shares of common stock at a price of approximately $104.4 million and four tranches of warrants, each of one million additional shares of Covansys common stock priced at between $15 and $24. FNF will also purchase approximately
2.3 million Covansys common shares from Raj Vattikuti, Co-Chairman and Founder of Covansys.

Martin Clague stated, "FNF's equity position in Covansys will give it the ability to participate in our long-term growth and profitability. The ownership position FNF will take in our Company underscores its strong belief in the value that our partnership will create for Covansys shareholders -- a belief that is fully shared by our management team and Board."

RECAPITALIZATION AGREEMENT
In order to facilitate the transactions with FNF and simplify its capital structure, Covansys has also entered into a recapitalization agreement with funds managed by Clayton, Dubilier & Rice ("CD&R"), a private equity investment firm that holds 200,000 of Covansys' Series A Voting Convertible Preferred Shares or approximately 8.7 million common shares on an as-converted basis, and
5.3 million warrants, to restructure the funds' ownership interest in Covansys and corresponding governance rights for a combination of cash, stock, notes and warrants.


                                     -more-

Under the terms of this agreement, CD&R-managed funds will exchange all of their existing Covansys holdings for consideration consisting of $180 million of cash, two million shares of Covansys common stock, a $15 million subordinated note due December 31, 2005, and five million five-year warrants with a strike price of $18 per share. Covansys will finance the transaction with CD&R with cash on hand, which totaled $127.5 million as of December 31, 2003, as well as proceeds from the FNF investment.

As a result of the Recapitalization Agreement with CD&R, Covansys expects to take a one-time, non-cash charge upon the closing of that transaction. While the amount of the non-cash charge will depend on trading price of the stock when the transaction is finalized, based on the closing price of $12.14 per share of the Company's common stock as of Monday, April 26, 2004, the estimated charge would be approximately $1.63 per share, assuming conversion of the convertible redeemable preferred stock.

John Stanley, an independent Director of Covansys, stated, "As a result of the transactions we have entered into with FNF and CD&R, Covansys will have a greatly simplified capital structure that will enhance the transparency of our company for investors and align the interests of all our stockholders. We are pleased that CD&R, which has been a valued partner to us, will continue to have a stake in the future success of our company."

EQUITY OWNERSHIP AND OTHER MATTERS
After the transactions with FNF and the recapitalization with CD&R are completed, FNF will own approximately 29 percent of Covansys' outstanding common shares, Raj Vattikuti will own approximately 17 percent and CD&R will own approximately five percent of Covansys' outstanding common shares.

The SPA with FNF is subject to approval by Covansys shareholders, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions. It is expected that the transaction will close by the end of the second quarter of 2004.

The Chesapeake Group served as financial advisor to Covansys and Butzel Long and Dewey Ballantine LLP served as legal advisors to Covansys. Citigroup acted as financial advisor to FNF. Debevoise & Plimpton LLP provided legal advice to CD&R.

CONFERENCE CALL INFORMATION
Covansys will hold an analyst / investor call to discuss this transaction today at 11:00 am EDT. Domestic callers may access the teleconference by dialing 877-407-8033; international callers may dial 201-689-8033. A live Internet audio broadcast of the call may also be accessed at http://www.vcall.com/CEPage.asp?ID=87789 or at www.covansys.com by clicking on the indicated link on the home page. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay of the call will also be available beginning in the afternoon of April 27 through noon on May 11 by dialing 877-660-6853 and entering passcode 101139.



                                     -more-

ABOUT FNF
FNF, Inc., number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. The Company had total revenue of more than $7.7 billion and earned more than $860 million in 2003, with cash flow from operations of nearly $1.3 billion for that same period. FNF is one of the world's largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary FNF Information Services, Inc. FNF Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50
U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. Additionally, FNF is the nation's largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at WWW.FNF.COM and WWW.FNFINFOSERVICES.COM.

ABOUT CLAYTON, DUBILIER & RICE
Clayton, Dubilier & Rice, Inc. is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed the investment of over $5 billion in 37 businesses - mostly subsidiaries or divisions of large multi-business corporations - representing a broad range of industries with an aggregate transaction value in excess of $20 billion and revenues of more than $27 billion. The firm has offices in New York and London. For more information about CD&R, visit www.cdr-inc.com.

ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.


                                     -more-

Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

CONTACTS
Investors:
David Roady
Tel: (248) 848-2221
Email: droady@covansys.com

Media:
Laura Livingstone
Tel: 401-457-8514
Email: llivings@covansys.com

                                      # # #